Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to use in this Amendment No. 2 to Registration Statement No. 333-198817 on Form F-1 of our report dated April 14, 2014 (September 18, 2014 as to Note 41 and the effects of the share split described in Note 15), relating to the consolidated financial statements of Sky Solar Holdings, Ltd. and its subsidiaries, appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte Touche Tohmatsu Certified Public Accountants LLP
Deloitte Touche Tohmatsu Certified Public Accountants LLP
Shanghai, China
November 4, 2014